Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3, No. 333-236080) of Willamette Valley Vineyards, Inc. of our report dated March 11, 2020, relating to the financial statements of Willamette Valley Vineyards, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification (“ASC”) Topic No. 842) appearing in this Annual Report on Form 10-K of Willamette Valley Vineyards, Inc., for the year ended December 31, 2019.

/s/ Moss Adams LLP

Portland, Oregon
March 11, 2020